EXHIBIT 8.2

Santander Finance Preferred, S.A. Unipersonal Ciudad Grupo Santander, Avenida de Cantabria 28660 Boadilla del Monte Madrid	Allen & Overy Pedro de Valdivia 10 28006 Madrid Spain Tel	+34 91 782 98 00
	Fax	+34 91 782 98 99

Our ref 16597-00070 MD:1030967.3
August 21, 2009

Dear Sirs,

Banco Santander, S.A. - Exchange Offer

We have acted as legal adviser to Banco Santander, S.A., a sociedad anónima incorporated under the laws of the Kingdom of Spain (Banco Santander), as to matters of Spanish tax law in connection with the invitation (the “Exchange Offer”) by Banco Santander and Santander Financial Exchanges Limited, a company incorporated with limited liability under the laws of England and Wales (Santander Exchange), to holders of certain outstanding preferred securities and depositary shares (the Existing Securities) of each Santander Finance Preferred, S.A. Unipersonal (Santander Finance), Sovereign Bancorp, Inc. and Abbey National Capital Trust, as described in the Prospectus contained in Registration Statement on Form F-4, to offer to exchange any or all of such Existing Securities for a combined consideration comprising:

(a)	10.5% Non-Cumulative Guaranteed Preferred Securities to be issued by Santander Finance and guaranteed by Banco Santander;

(b)	Fixed-to-Floating Non-Cumulative Guaranteed Preferred Securities to be issued by Santander Finance and guaranteed by Banco Santander; and

(c)	a cash payment, including accrued but unpaid distributions, plus a cash exchange incentive payment, plus cash amounts in lieu of any fractional exchange preferred securities.

This opinion is being furnished in accordance with the requirements of Item 601(b)(8) of Regulation S-K of the Securities Act of 1933, as amended (the “Act”).

We hereby confirm, as of the date hereof, our opinion that the statements set forth under the section “Taxation ― Spanish Tax Considerations” in the Prospectus contained in Registration Statement on Form F-4 , insofar as such statements relate to statements of tax law or legal conclusions under the tax laws of the Kingdom of Spain or matters of Spanish tax law are accurate.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form F-4. The issuance of such consent does not concede that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Carlos Albiñana
Carlos Albiñana
Allen & Overy

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